              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Senetek PLC
Napa, California

  We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 10, 2000, relating to the consolidated financial statements and schedules of Senetek PLC appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

  We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO SEIDMAN, LLP
San Francisco, California
May 22, 2000